First Amendment to the Service Agreement for Transfer Agent Services

THIS FIRST AMENDMENT (this "Amendment"), made as of May 1, 2013 ("Effective Date''), is entered into between Computershare Inc., a Delaware corporation, successor-in-interest to Computershare Shareowner Services LLC (f/k/a Mellon Investor Services LLC) ("Agent''), and Madison Covered Call & Equity Strategy Fund (formerly known as Madison/Claymore Covered Call Fund), a statutory trust organized and existing under the laws of the State of Delaware (the "Customer").

WHEREAS, Agent (formerly known as Mellon Investor Services LLC, successor-in-interest to Bank of New York) and Customer entered into that certain Stock Transfer Agency Agreement dated as of July 30, 2004 (the "Agreement''), pursuant to which Agent is providing transfer agent and related services to Customer. Capitalized terms used herein, but not otherwise defined herein, shall have the meanings set forth in the Agreement.

WHEREAS, Agent and Customer desire to amend the Agreement as provided in this Amendment.

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.
Amendment to Agreement. The "Transfer Agency Fee Schedule to BNY/Unit Investment Trust Division for Miscellaneous Closed End Funds" of the Agreement is hereby deleted in its entirety and replaced with the attached new Schedule A.

2.
Limited Effect. Except as expressly modified herein, the Agreement shall continue to be and shall remain, in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms.

3.
Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers, hereunto duly agreed and authorized, as of the Effective Date.

Computershare Inc.

By: /s/ Paul R. Capozzi
Name: Paul R. Capozzi
Title: Senior Manager, Client Services

Madison Covered Call & Equity Strategy Fund

By: /s/ Holly S. Baggot
Name: Holly S. Baggot
Title: Assistant Treasurer & Secretary

Exhibit A

FEE AND SERVICE SCHEDULE FOR STOCK TRANSFER SERVICES
between
Madison Covered Call & Equity Strategy Fund
and
COMPUTERSHARE INC.

This Fee and Service Schedule ("Schedule") is by and between Computershare Inc. ("Agent") and Madison Covered Call & Equity Strategy Fund (the "Customer"), whereby the Agent will perform the following services for the Customer.

TERM

The fees set forth in this Schedule shall be effective from the date of this Agreement until April 30, 2015 (the "Initial Term"). This Schedule will renew automatically from year to year (each, a "Renewal Term''), unless a terminating party gives written notice to the other party not less than sixty (60) days before the expiration of the Initial Term or Renewal Term, whichever is in effect. Sixty (60) days before the expiration of the Initial Term or Renewal Term, whichever is applicable, the parties to this Agreement will agree upon a Fee Schedule for the upcoming Renewal Term.

FEES

Ongoing Account Management*
This fee covers all administration of the services listed in the services section except as noted below. Out of pocket costs associated with providing these services will be charged separately.

$1,250.00*    Per Month

* If the average volume of transactions, inquiries, or telephone calls significantly increases during the term of this Agreement as a result of outside factors or unforeseen circumstances for which the Agent is not the proximate cause, the Agent and the Customer shall negotiate an additional fee.
SERVICES

Administrative services

•	Annual administrative services as Transfer Agent and Registrar for the common stock of the Customer

•	Assignment of relationship manager

Account Maintenance

•	Maintain 1,000 registered Shareholder accounts (additional accounts to be billed at
$6.00 each per year)

•	Create new Shareholder accounts

•	Post and acknowledge address changes

•	Process other routine file maintenance adjustments

•	Post all transactions, including debit and credit certificates, to the Shareholder file

•	Respond to requests for audit confirmations

•	Perform OFAC (Office of Foreign Asset Control) and Patriot Act reporting

•	Obtain tax certifications

•	NCOA searches

•	Records Retention

Share Issuance

•	Issue, cancel and register Shares

•	Process all legal transfers as appropriate

•	Combine certificates into larger and/or smaller denominations

•	Replace lost, stolen or destroyed certificates in accordance with UCC guidelines and Transfer Agent policy (subject to Shareholder-paid fee and bond premium)

•	Place, maintain and remove stop-transfer notations

Special Issuances

•	The processing of up to 100 stock option issuances, per annum, additional to be billed at $25.00 per stock option issuance

Shareholder Communications

•	Provide Company-specific Shareholder contact number

•	Provide IVR 24/7 (subject to system maintenance)

•	Respond to Shareholder inquiries (written, e-mail and web)

•	Record all Shareholder calls

•	Scan and image incoming correspondence from Shareholders

Direct Registration System {"DRS")

•	Register, issue and transfer DRS book-entry shares

•	Issue DRS statements of holding

•
Provide shareholders with the ability to sell shares through the IVR, telephone, mail or Internet, either via a batch order or a market order transaction in accordance with the terms and conditions, including applicable fees, of the DRS Sales Facility

•	Process sales requests within the appropriate timeframe based on the type of service requested, in accordance with the terms of the DRS sales facility

•	Coordinate the issuance, payment and reconcilement for any proceeds stemming from the use of the DRS sales facility, in accordance with the terms and conditions of the facility

•	Coordinate the mailing of advices to shareholders

•	Accept and deposit certificated shares into a DRS position
Online Access

•
Provide availability to "Issuer Online," which provides access to Customer and Shareholder information administered by Agent, which permits data management including accessing standard reports such as Top 10 - 200 Shareholder lists, submitting real-time inquiries such as an issued capital query, and reporting by holding range

•	Provide availability to "Investor Centre," which provides Shareholder account information, transaction capabilities, and downloadable forms and FAQs

•	Provide On-Demand Reporting to allow Customer to generate non-standard reports 24/7 at Agent's standard fee for such reports

Dividend Services

•	Receive full funding one day prior to payable date by 11:00 a.m., Eastern standard Time via Federal Funds Wire, ACH or Demand Deposit Account debit

•	Coordinate the mailing of quarterly dividends with an additional enclosure with each dividend check

•	Prepare and fife Federal Information Returns (Form 1099) of dividends paid in a year

•	Prepare and file State Information Returns of dividends paid in a year to Shareholders resident within such state

•	Prepare and file annual withholding return (Form 1042) and payments to the government of income taxes withheld from Non-Resident Aliens

•	Coordinate the mailing of Form 1099 to Shareholders

•	Coordinate the email notification to Shareholders of the online availability of Form 1099

•	Replace lost dividend checks

•	Reconcile paid and outstanding checks

•	Code "undeliverable" accounts to suppress mailing dividend checks to same

•	Keep records of accumulated uncashed dividends

•	Perform the following duties as required by the Interest and Dividend Tax Compliance Act of 1983:

•	Withhold tax from Shareholder accounts not in compliance with the provisions of the Act

•	Reconcile and report taxes withheld, including additional 1099 reporting requirements, to the Internal Revenue Service

•	Mail to new accounts who have had taxes withheld, to inform them of procedures to be followed to curtail subsequent back-up withholding

•	Perform Shareholder file adjustments to reflect certification of accounts

ACH Services

•	Review cards for accuracy and completeness and identifying cards with incomplete information

•	Mail cure letter to Shareholders with incomplete cards

•	Identify cards received after the cut-off date

•	Code accounts for ACH and performing pre-note test

•	Identify rejected ACH transmissions, mail dividend check and explanation letter to Shareholders with rejected transmissions

•	Respond to Shareholder inquiries concerning the ACH Program

•	Code cards received after cut-off date

•	Calculate on a quarterly basis the Share breakdown for ACH vs. other dividend payments and notify the Customer of funding amount for ACH transmissions and other payable date funds

•	Credit ACH designated bank accounts automatically on dividend payable date

•	Maintenance of ACH participant file, including coding new ACH accounts

•	Process termination requests

•	Keep adequate records including retention of authorization cards

Investment Plan Services

•	Maintain plan accounts and establish new participant accounts

•	As requested, invest dividend monies and Optional Cash Purchases per the Plan document

•	Coordinate the mailing of statements and/or transaction advices to Plan participants when activity occurs

•	Coordinate an email notification to requesting Plan participants of the online availability of their plan statements

•	Process automatic investments via the ACH purchase facility

•	Process termination and withdrawal requests

•	Provide Plan participants with the ability to sell shares through the IVR, telephone, mail or Internet, either via a batch order or a market order transaction, in accordance with the terms of the Plan

•	Process sale requests within the appropriate timeframe based on the type of service requested and the stipulations of the Plan

•	Coordinate the issuance, payment and reconcilement for any proceeds stemming from the use of the Plan sales facility, in accordance with the terms and conditions of the Plan

•	Issue the proper tax forms and perform the required reporting to the IRS

•	Accept and deposit certificated shares into the Plan's safekeeping facility

•	Coordinate the mailing of Form 1099div to participants, including Plan participants and perform related filings with the IRS

•	Supply summary reports for each reinvestment/investment to Customer if requested

•
Coordinate the mailing of annual privacy notice to Plan participants (if investment plan is sponsored by Agent). A separate mailing will not be required for Plan participants who have received the privacy notice as part of a statement mailing sent to them within the applicable calendar year.

International Currency Exchange services

•
Allow Shareholders to elect to receive sale proceeds and dividend payments in foreign currencies (subject to certain geographic restrictions) by check or by electronic funds transfer in accordance with Agent's guidelines (fees paid by Shareholders)

Annual Meeting Services

•	Prepare a full Shareholder list as of the Annual Meeting Record Date

•	Address proxy cards for all registered Shareholders

•	Coordinate the mailing of the proxy card, proxy statement, return envelope and Annual Report to all registered Shareholders

•	Receive, open and examine returned proxies

•	Tabulate returned proxies

•	Provide on line access to proxy vote status

•	Attend Annual Meeting as Inspector of Election (travel expenses billed as incurred)

•	Prepare a final Annual Meeting list reflecting how each account has voted on each proposal
Additional Annual Meeting Services (SUBJECT TO ADDITIONAL FEES}

•	Electronic delivery of proxy material

•	Accept and load other related proxy files, 401K, ESPP and other stock issues not on our recordkeeping system

•	Match load related proxy files to registered Shareholder base to eliminate duplicate mailings

•	Provide householding of materials to the same address

•	Provide Internet and telephone voting

•	Provide services related to notice and access requirements including web hosting of materials, notice only mailings, and mixed mailings.

•	Provide proxy solicitation services by Georgeson

•	Broker search and beneficial or "street holder" distribution

•	Provide financial printing of 10ks, proxy statements and other related documents

Direct Filing of Abandoned Property

•	Coordinate the mailing of due diligence notices to all qualifying Shareholder accounts as defined by the state filing matrix

•	Process returned Due Diligence notices and remitting property to Shareholders prior to escheatment

•	Prepare and file Preliminary and Final Abandoned Property Reports

•	Prepare and file checks for each state covering unclaimed funds as per state requirements

•	Issue and file stock certificate(s) registered to the applicable state(s) representing returned (RPO) certificates and underlying Share positions

•	Retain, as required by law or otherwise, records of property escheated to the states and responding, after appropriate research, to Shareholder inquiries relating to same

Lost Owner /Shareholder Search Services

•	Perform electronic database searches in accordance with SEC requirements

•	Update new addresses provided by search firm

•	Send verification form to Shareholder to validate address

•	Reissue abandoned property held to Shareholders upon receipt of signed verification form

Additional Services
Items not included in the fees and services set forth in this Schedule include, but are not limited to, services associated with the payment of a stock dividend, stock split, corporate reorganization, unvested stock program, DWAC services provided to broker dealers, audit services, services provided to a vendor of the Customer, or any services associated with a special project, and are to be billed separately, on an appraisal basis.

Services required by legislation or regulatory fiat which become effective after the date of acceptance of this Schedule shall not be a part of the Standard Services and shall be billed by appraisal. All additional services not specifically covered under this Schedule will be billed by appraisal, as applicable.
Billing Definition of Number of Accounts
For billing purposes, the number of accounts will be based on open accounts on file at the beginning of each billing period, plus any new accounts added during that period. An open account shall mean the account of each Shareholder which account shall hold any full or fractional Shares of stock held by such Shareholder, outstanding funds, or reportable tax information.

Out-of-Pocket Expenses
In addition to the fees above, the Customer agrees to reimburse the Agent for out-of-pocket expenses, including but not limited to postage, forms, telephone, taxes, records storage, exchange and broker fees, or advances incurred by the Agent for the items set out in Exhibit A attached hereto. In addition, any other expenses incurred by the Agent at the request or with the consent of the Customer, will be reimbursed by the Customer.

Bank Accounts

The Customer acknowledges that the bank accounts maintained by Agent in connection with the services hereunder will be in its name and that Agent may receive investment earnings in connection with the investment at Agent's risk and for its benefit of funds held in those accounts from time to time.

ACCEPTANCE
In witness whereof, the parties hereto have caused this Fee and Service Schedule to be executed by their respective officers, hereunto duly agreed and authorized, as of the effective date of this Fee and Service Schedule.

Computershare Inc.

By: /s/ Paul R. Capozzi
Name: Paul R. Capozzi
Title: Senior Manager, Client Services

Madison Covered Call & Equity Strategy Fund

By: /s/ Holly S. Baggot
Name: Holly S. Baggot
Title: Assistant Treasurer & Secretary

This Fee and Service Schedule shall serve as an attachment to the Transfer Agency and Service Agreement dated July 30, 2004.

Exhibit A
Out of Pocket Expenses

Out of pocket expenses associated with, but not limited to, the following are not included in the fees quoted in this Fee and Service Schedule and are billable as incurred.

•	Postage (outgoing and business reply)

•	Envelopes

•	Forms and stationery

•	Printing

•	Enclosing (proxy cards, dividend checks, etc.)

•	Fulfillment (transfer packages, new account packages, DRIP enrollment packages)

•	Proxy proof set-up

•	Insurance premiums (mailing certificates)

•	Delivery and freight charges (including overnight delivery; Airborne Express, FedEx, etc.)

•	Destruction of excess/obsolete material

•	Telephone usage and line expenses

•	Regulatory reports

•	NCOA searches

Please Note:

Good funds to cover postage expenses in excess of $10,000 for Shareholder mailings must be received in full by 12:00 p.m. Eastern Time on the scheduled mailing date. Postage expenses less than $10,000 will be billed as incurred.

Overtime charges will be assessed in the event of a late delivery to the Agent of Customer material for mailings to Shareholders, unless the mail date is rescheduled. Such material includes, but is not limited to, proxy statements, quarterly and annual reports and news releases.